UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K


                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                  June 24, 1999
                                (Date of earliest
                                 event reported)




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




      PENNSYLVANIA                 1-1401               23-0970240
     (State or other            (Commission           (IRS Employer
     jurisdiction of            file number)          Identification
      incorporation)                                     Number)




     230l Market Street, Philadelphia, Pennsylvania        19101
       (Address of principal executive offices)          (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events
The matters discussed in this Report include forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including transaction closing, plant operating conditions and power market conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

On June 24, 1999, AmerGen Energy Company, L.L.C. (AmerGen), the joint venture between PECO Energy Company (the Company) and British Energy announced a agreement to purchase Nine Mile Point Unit 1 Nuclear Generating Facility (NMP-1) from Niagara Mohawk Power Corporation (NIMO), a subsidiary of Niagara Mohawk Holdings, Inc. AmerGen has also entered into an agreement to purchase NIMO's 41% ownership interest in Nine Mile Point Unit 2 Nuclear Generating Facility (NMP-2) and New York State Electric & Gas Corp's. (NYSEG) 18% interest in NMP-2. NYSEG is a wholly owned subsidiary of Energy East, Inc.

Pursuant to the Definitive Agreement, and conditioned upon the receipt of necessary regulatory approvals, at closing, AmerGen will pay $71.7 million to NIMO for NMP-1 and $91.45 million to NIMO and NYSEG for their proportionate ownership shares of NMP-2. Purchase prices are based on a target closing date of February 1, 2000. Upon closing, AmerGen will assume operating responsibility for both units.

In addition to NIMO and NYSEG, the remaining NMP-2 co-owners are: Long Island Power Authority; Rochester Gas and Electric Corp. and Central Hudson Gas & Electric Corp. Their ownership shares of NMP-2 are not included in this transaction. Options available to the remaining co-owners include matching the AmerGen offer and acquiring NMP-2, selling their interests to AmerGen or retaining their ownership interests.

Pursuant to the Definitive Agreement, the approximately 1,330 employees at NMP-1 and NMP-2 will be offered employment by AmerGen. AmerGen will accept the current collective bargaining agreement with International Brotherhood of Electrical Workers Local 97.

NIMO and NYSEG may receive additional payments related to NMP-2 through a financial sharing agreement based on actual market prices. Under the formula, AmerGen will share with NYSEG and NIMO a pre-established portion of market price benefits for a ten-year period commencing with the expiration of the three-year Power Purchase Agreement (PPA) under which NIMO and NYSEG will purchase energy from NMP-2.

AmerGen will assume full responsibility for the decommissioning of NMP-1 and its ownership share of NMP-2. At closing, NIMO and NYSEG will provide funds sufficient to decommission NMP-1 and their proportionate ownership shares of NMP-2 at the end of the units' licensed lives.

AmerGen will enter into a PPA with NIMO under which NIMO will purchase 95% of NMP-1's net mWh output and installed capacity for a period of five years commencing with the closing. A PPA associated with the capacity and energy output of NMP-2 calls for AmerGen to sell 38.95% and 17.1% of the unit's net mWh output to NIMO and NYSEG respectively for a period of three years commencing with the closing. Prior to the expiration of the NMP-1 and NMP-2 PPA's, AmerGen expects to sell its remaining share of each units' capacity and energy output in the wholesale markets. Following the expiration of the PPAs, AmerGen expects to sell its share of each units' capacity and energy output in the wholesale markets.

Closing will be subject to, among other things, receipt of all necessary federal, state and local regulatory approvals, including approvals from the U.S. Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Internal Revenue Service and the New York State Public Service Commission.

Based on the terms of the NMP-1 and NMP-2 Asset Purchase Agreements and related agreements, the Company expects the transaction to be acretive to earnings.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              PECO ENERGY COMPANY


                                              \S\ Jean H. Gibson
                                              -----------------------
                                              Vice President & Controller

June 24, 1999